Exhibit 99.1
ION Reports Second Quarter 2009 Results
Company Updates 2009 Guidance
     HOUSTON — August 5, 2009 — ION Geophysical Corporation (NYSE: IO) today reported second quarter 2009 revenues of $100.5 million, resulting in a net loss of ($5.5 million), or ($0.05) per diluted share, excluding after-tax foreign currency exchange losses totaling ($5.7) million, or ($0.06) per diluted share. The non-cash foreign currency exchange losses relate mainly to the Company’s United Kingdom and Canadian operations. Including the foreign currency exchange losses, ION’s net loss for the quarter was ($11.3) million, or ($0.11) per diluted share. In the second quarter of 2008, ION’s net income was $15.4 million, or $0.16 per diluted share, on revenues of $180.7 million.
     Bob Peebler, ION’s Chief Executive Officer, said, “Our second quarter operating results reflected the continuing impact of the economic downturn in several of our markets. We remain affected by the substantial cuts in capital expenditures for exploration and production among oil and gas companies and the cautious approach taken by many of our contractor customers resulting from the continued volatility in economic conditions and commodity prices. These factors resulted in a material decline in seismic activity during the period, especially in North America and Russia.
     “However, despite the decreases in our revenues, our gross margins increased over prior year. In the second quarter of 2009, our gross margins were 33% compared to 32% last year, primarily as a result of improved product sales mix mainly in our Marine Imaging Systems and Data Management Solutions divisions.
     “Our Marine division generated better results sequentially, but we are starting to experience weaker marine activity. The performance of our Land Imaging Systems division continues to be adversely affected by weakness in the land seismic markets in North America and Russia.
     “Despite the current challenging operating conditions, our Data Management Solutions (Concept Systems) group experienced a very good quarter, and we continue to benefit from our technology offerings, including strong demand for marine Intelligent

Acquisition™ [IA] technologies as well as for our data processing services in our ION Solutions division.
     “We are pleased to have recognized the first sale of our fully commercialized FireFly® system to the world’s largest land contractor and to report that the purchaser is pleased with the performance of the system. In addition, after completing the original survey, we have now been awarded a production survey with a 6,100 station FireFly system that is being used by a super major to image the Haynesville shale in northeast Texas. We are also proceeding with a second survey using an 8,000 station FireFly system with Compania Mexicana de Exploraciones (Comesa), an oilfield services company majority owned by PEMEX, the national oil company of Mexico.
     “We continue to expect a challenging year for the rest of 2009, except in data processing business and in our Data Management Systems division, where our backlog remains solid through 2009 as oil companies continue to focus on extracting additional insights from previously acquired data sets through data reprocessing.
     “In this challenging environment, we continue to focus on cash generation and cost reduction, while maintaining our long-term commitment to continued technology development in order to better position ourselves when the seismic markets recover.”
SECOND QUARTER 2009
     Total revenues in the second quarter of 2009 decreased 44% to $100.5 million compared to $180.7 million a year ago. While all of the Company’s segments experienced quarter-over-quarter revenue declines, the Marine Imaging Systems and Data Management Solutions divisions showed sequential improvement.
     During the second quarter of 2009, the ION Systems group generated sales of $63.9 million compared to $105.8 million in the same period in 2008. Marine Imaging Systems’ revenues decreased to $24.2 million compared to $50.4 million a year ago, mainly due to the decrease in VectorSeis® Ocean system sales compared to last year. Market demand for DigiFIN™ remained strong during the second quarter as customers continue to retrofit their existing fleets with the latest streamer control technology. Land Imaging Systems’ revenues decreased to $30.4 million compared to $45.8 million in the second quarter of 2008. Despite the inclusion of ARAM’s operating results, the division continues to be adversely impacted by the continuing economic recession and depressed credit markets, which resulted in reduced sales of systems, geophones and vibroseis trucks in North America and Russia. However, partially offsetting this decline was the recognition of the first fully commercialized sale of the Company’s FireFly system. The FireFly system has continued to gain market acceptance through several projects with major oil and gas companies. Data Management Solutions’ revenues decreased to $9.2 million for the second quarter compared to $9.6 million a year ago, due entirely to changes in foreign currency exchange rates as the pound sterling weakened significantly against the dollar compared to last year. Removing the effect of the exchange rates, Data Management Solutions’ revenues increased by 21% compared to prior year.
     The ION Solutions group generated $36.7 million in revenues compared to $74.9 million in the same period a year ago. The decrease was primarily driven by lower multi-client data library and new venture program sales, partially offset by continued strong data processing revenues.
     Consolidated gross margins for the second quarter of 2009 increased to 33% from 32% in the second quarter of 2008, primarily due to favorable product mix in both the Marine Imaging Systems and the Data Management Solutions’ groups. This improvement in margins was achieved despite lower gross margins in the remaining business units and the increased amortization charges related to the September 2008 ARAM acquisition.
     Operating expenses as a percentage of revenues for the second quarter of 2009 increased to 33% compared to 21% in the prior year period. General and administrative expenses as a percentage of revenues for the second quarter of 2009 increased to 13.5% compared to 7.9% in the prior period. Both increases were driven entirely by lower revenue as general and administrative expenses overall decreased year over year. Adjusted EBITDA (net income (loss) before net interest expense, taxes, depreciation and amortization and impairment of intangible assets) for the second quarter decreased to $12.6 million compared to $50.8 million in the second quarter of 2008. A reconciliation of Adjusted EBITDA to reported earnings can be found in the financial tables of this press release.

YEAR-TO-DATE 2009
     Consolidated revenues for the first six months of 2009 decreased 35% to $207.4 million compared to $320.8 million for the same period in 2008. Revenues decreased across all segments due to continued volatility in commodity prices, continued tightening of credit markets and continued decline in seismic activity in the North American and Russian markets. Notwithstanding the significant decrease in revenues, gross margin for the first six months of 2009 decreased slightly to 32% compared to 33% for 2008. Strong margin improvements in the Marine Imaging Systems and Data Management Solutions groups were partially offset by lower gross margin in the Land Imaging Systems and ION Solutions groups.
     Operating expenses, excluding the impairment of intangible assets of $38.0 million and severance charges of $1.3 million, as a percentage of revenues for the first six months of 2009 increased to 35% compared to 24% in the prior year period, solely as a result of lower revenues. Excluding the above items, total operating expenses for the first six months of 2009 decreased by $4.2 million when compared with 2008, which did not include the costs related to the ARAM business. Additionally, total operating expenses for 2009 included an additional $2.6 million of bad debt expense. Based upon the recent cost reduction measures initiated in the fourth quarter of 2008, the Company expects to continue to incur lower operating expenses for the remainder of 2009 than were incurred last year and generate savings of approximately $43 million on an annualized basis.
     The Company’s effective tax rate during the first six months of 2009 was 25.6% (benefit on a loss) compared to 18.3% (provision on income) for 2008. The increase in effective tax rate relates primarily to the Company’s tax benefit related to further impairment of intangible assets, which is taxed at 29%. The inclusion of this benefit at the higher tax rate increased the Company’s overall effective tax rate for the first six months of 2009.
     Loss from operations for the first half of 2009 totaled ($44.8) million compared to income of $30.0 million in the prior period. For the first six months of 2009, including the impact of the first quarter impairment of intangible assets of $38.0 million and the foreign currency exchange losses of $6.7 million, the Company reported a net loss of ($49.7) million, or ($0.49) per diluted share, compared to net income of $23.1 million, or $0.24 per diluted share, in 2008. Excluding the after-tax impact of the first quarter impairment and the foreign currency exchange losses, the Company reported a net loss of ($17.4) million, or ($0.17) per diluted share for the first six months of 2009. Adjusted EBITDA for the period was $30.6 million compared to $77.7 million in 2008.
OUTLOOK
     The following statements are based on the Company’s current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “Based upon our second quarter results, our current expectations for results during the remainder of 2009, the interest expense resulting from our recent $20 million secured financing with ICON Capital, Inc., and the impact on EPS of our recent private placement of 18.5 million shares of our common stock, we are updating our overall guidance for 2009. We now anticipate 2009 consolidated revenues to range between $450 million and $500 million. Mainly as a result of the ARAM acquisition, and as adjusted for the write down of intangible assets in the first quarter, we now expect to book between $16 million and $18 million of non-cash amortization in 2009, which is an increase from the $14 million we incurred in 2008. We are anticipating interest and preferred dividend expense of between $29 million and $31 million related to our outstanding debt. Consolidated gross margin percentage is expected to be down slightly from 2008 as a result of product sales mix, ranging from 30% to 33% due to the increase in amortization of intangibles partially offset by higher margin products, such as FireFly, DigiFIN, DigiSTREAMER™ and Orca®. At the same time, we recognize that our consolidated gross margin is highly sensitive to the overall sales mix of our portfolio of products and services. Operating expenses as a percentage of revenues are expected to range between 28% and 30% in 2009, excluding the special charges incurred in the first quarter. During the first half of 2009, we significantly reduced our sales, general and administrative and R&D spending for the year while at the same time continuing to fund key strategic programs and focusing on the adoption of our latest technology to position ION for the expected recovery. With lowered revenue guidance, we now anticipate generating approximately $90 million to $115 million of Adjusted EBITDA in 2009. Based upon these assumptions, and excluding the special charges in the first quarter, we anticipate 2009 earnings (losses) to be between ($0.19) and ($0.09) per diluted share with an effective tax rate of 20% to 22%. Including these special charges, we anticipate 2009 losses to be between ($0.50) and ($0.39) per diluted share with an effective tax rate of 25% to 27%.
     “Additionally, we re-paid our $40.8 million bridge loan in the second quarter, which carried the highest effective interest rate. This payment, combined with a new amendment to our revolving credit facility, provides additional leverage in our liquidity position. We also entered into a $20.0 million secured equipment term loan with ICON ION, LLC (“ICON”). We received $12.5 million from ICON on June 29, 2009 and $7.5 million on July 20, 2009. As of the end of the second quarter, none of our remaining principal debt facilities are scheduled to mature prior to 2013.”
CONFERENCE CALL
     ION has scheduled a conference call for Thursday, August 6, 2009, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 480-248-5085 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 20, 2009. To access the replay, dial 303-590-3030 and use pass code 4118276#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the web cast will be available shortly after the call on the Company’s website.
About ION
     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2009, and estimated gross margins, Adjusted EBITDA and operating expenses as a percentage of revenue for fiscal 2009, future sales and market growth, future liquidity and cash levels, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the economic downturn and the volatile credit environment; risks associated with the integration of ARAM’s business; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2008.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Product revenues	$63,291	$104,360	$122,767	$197,394
Service revenues	37,219	76,305	84,633	123,430

Total net revenues	100,510	180,665	207,400	320,824

Cost of products	41,876	72,637	81,907	132,254
Cost of services	25,593	50,007	58,756	82,155

Gross profit	33,041	58,021	66,737	106,415

Operating expenses:
Research, development and engineering	10,750	11,850	22,215	24,009
Marketing and sales	8,938	12,222	18,701	23,378
General and administrative	13,556	14,213	32,556	28,997
Impairment of intangible assets	—	—	38,044	—

Total operating expenses	33,244	38,285	111,516	76,384

Income (loss) from operations	(203)	19,736	(44,779)	30,031
Interest expense	(6,861)	(652)	(14,278)	(1,139)
Interest income	512	540	996	1,077
Other income (expense)	(6,381)	253	(6,403)	505

Income (loss) before income taxes	(12,933)	19,877	(64,464)	30,474
Income tax expense (benefit)	(2,542)	3,524	(16,505)	5,583

Net income (loss)	(10,391)	16,353	(47,959)	24,891
Preferred stock dividends	875	908	1,750	1,818

Net income (loss) applicable to common shares	$(11,266)	$15,445	$(49,709)	$23,073

Earnings per share:
Basic net income (loss) per share	$(0.11)	$0.16	$(0.49)	$0.25

Diluted net income (loss) per share	$(0.11)	$0.16	$(0.49)	$0.24

Weighted average number of common shares outstanding:
Basic	105,121	94,222	102,447	94,095
Diluted	105,121	102,272	102,447	98,047

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$36,608	$35,172
Restricted cash	6,447	6,610
Accounts receivable, net	87,915	150,565
Current portion notes receivable	8,352	11,665
Unbilled receivables	27,360	36,472
Inventories, net	227,250	262,519
Prepaid expenses and other current assets	14,351	20,386

Total current assets	408,283	523,389
Notes receivable	5,970	4,438
Deferred income tax asset	15,693	11,757
Property, plant, equipment and seismic rental equipment, net	89,749	59,129
Multi-client data library, net	113,097	89,519
Goodwill	52,984	49,772
Intangible assets, net	64,528	107,443
Other assets	19,880	15,984

Total assets	$770,184	$861,431

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$26,646	$38,399
Accounts payable	55,903	94,586
Accrued expenses	67,315	77,046
Accrued multi-client data library royalties	17,924	28,044
Deferred revenue and other current liabilities	18,503	18,159

Total current liabilities	186,291	256,234
Long-term debt, net of current maturities	243,970	253,510
Non-current deferred income tax liability	3,555	22,713
Other long-term liabilities	3,840	3,904

Total liabilities	437,656	536,361

Stockholders’ equity:
Cumulative convertible preferred stock	68,786	68,786
Common stock	1,183	996
Additional paid-in capital	737,119	694,261
Accumulated deficit	(426,261)	(376,552)
Accumulated other comprehensive loss	(41,735)	(55,859)
Treasury stock	(6,564)	(6,562)

Total stockholders’ equity	332,528	325,070

Total liabilities and stockholders’ equity	$770,184	$861,431

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenues:
Land Imaging Systems	$30,415	$45,820	$64,597	$95,708
Marine Imaging Systems	24,224	50,368	42,677	84,856
Data Management Solutions	9,217	9,596	16,463	18,762

Total ION Systems	63,856	105,784	123,737	199,326
ION Solutions	36,654	74,881	83,663	121,498

Total	$100,510	$180,665	$207,400	$320,824

Income (loss) from operations:
Land Imaging Systems	$(6,130)	$1,320	$(10,877)	$4,615
Marine Imaging Systems	7,743	11,181	10,504	21,182
Data Management Solutions	5,818	5,468	10,248	10,676

Total ION Systems	7,431	17,969	9,875	36,473
ION Solutions	3,928	16,070	9,134	22,297
Corporate	(11,562)	(14,303)	(25,744)	(28,739)
Impairment of intangible assets	—	—	(38,044)	—

Total	$(203)	$19,736	$(44,779)	$30,031

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities	$37,952	$13,542
Cash flows from investing activities	(47,814)	(64,700)
Cash flows from financing activities	10,493	33,207
Other changes in cash flows	805	327

Net increase (decrease) in cash and cash equivalents	1,436	(17,624)
Cash and cash equivalents at beginning of period	35,172	36,409

Cash and cash equivalents at end of period	$36,608	$18,785

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principals (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income (loss)	$(10,391)	$16,353	$(47,959)	$24,891
Interest expense	6,861	652	14,278	1,139
Interest income	(512)	(540)	(996)	(1,077)
Income tax expense (benefit)	(2,542)	3,524	(16,505)	5,583
Depreciation and amortization expense	19,219	30,779	43,761	47,173
Impairment of intangible assets	—	—	38,044	—

Adjusted EBITDA	$12,635	$50,768	$30,623	$77,709

###